                                                                     EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT OF
                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RIGHTS OF 14.25% SENIOR EXCHANGEABLE
                            PREFERRED STOCK DUE 2007

                                       of

                             DOANE PET CARE COMPANY

                Under Sections 242 of the General Corporation Law
                            of the State of Delaware

         Doane Pet Care Company, a Delaware corporation formerly known as Doane Products Company (the "Corporation") hereby certifies as follows:

1.       The name of the Corporation is Doane Pet Care Company.

2. Pursuant to a Certificate of Designations, Preferences and Rights filed by the Corporation or officers thereof October 4, 1995, a series of the Corporation's preferred stock, $0.01 per share was created and designated as the 14.25% Senior Exchangeable Preferred Stock Due 2007 (the "Original Certificate of Designations").

3. This Certificate of Amendment to the Certificate of Designations amends the Original Certificate of Designations in its entirety.

4. The text of this Certificate of Amendment to the Certificate of Designations as so amended provides in its entirety as follows:

         (1) NUMBER AND DESIGNATION. 3,000,000 shares of the Preferred Stock of the Corporation shall be designated as 14.25% Senior Preferred Stock Due 2007 (the "SENIOR PREFERRED STOCK").

         (2) RANK. The Senior Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes of the or series of common stock of the Corporation, including the Corporation's Class A or Class B common stock, $0.0001 par value ("COMMON STOCK") and each other class of capital stock of the Corporation, the terms of which provide that such class shall rank junior to the Senior Preferred Stock or the terms of which do not specify any rank relative to the Senior Preferred Stock. All equity securities of the Corporation to which the Senior Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, are collectively referred to herein as the "JUNIOR SECURITIES." All equity securities of the Corporation with which the Senior Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the "PARITY SECURITIES." The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be. The Senior Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities.

         (3) DIVIDENDS. (a) (i) The holders of shares of shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Sections 3(a)(ii) and (iii) hereof) at the rate of 14.25% per annum (computed on the basis of a 360 day year) (the "DIVIDEND RATE") on the Liquidation Value of each share of Senior Preferred Stock on and as of the most recent Dividend Payment Date (as defined below). In the event the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Senior Preferred Stock pursuant to paragraph 5(c) or 5(d) hereof, the Dividend Rate shall increase by .25 percent per quarter (each, a "DEFAULT DIVIDEND") for each quarter or portion thereof following the date on which such redemption was required to be made until cured, provided that the aggregate increase shall not exceed 3%. Such dividends shall be payable in the manner set forth below in Sections 3(a)(ii) and (iii) quarterly on March 31, June 30, September 30, and December 31 of each year (unless such day is not a business day, in which event on the next succeeding business day) (each of such dates being a "DIVIDEND PAYMENT DATE" and each such quarterly period being a "DIVIDEND Period"). Such dividends shall be cumulative from the date of issue, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends.

                           (ii) Prior to October 5, 2000 (the "CASH PAY DATE"), dividends shall not be payable in cash to holders of shares of Senior Preferred Stock but shall, subject to Section 3(b) hereof, accrete to the Liquidation Value in accordance with Section 4(a) hereof.

                           (iii) Following the Cash Pay Date, each such dividend shall be payable in cash on the Liquidation Value per share of the Senior Preferred Stock, in equal quarterly amounts, (to which the Default Dividend, if any, shall be added) to the holders of record of shares of the Senior Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                  (b) At the written request of the holders of a majority of the shares of Senior Preferred Stock (provided, that at the time such request is made, DLJ Merchant Banking Funding, Inc. or any of its affiliates shall not own any shares of Senior Preferred Stock), the Corporation shall, commencing on the first Dividend Payment Date after such request and ending on the Cash Pay Date, be required to pay all dividends on shares of Senior Preferred Stock by the issuance of additional shares of Senior Preferred Stock ("ADDITIONAL SHARES"). The Additional Shares shall be identical to all other shares of Senior Preferred Stock, except as set forth in Section 4. For the purposes of determining the number of Additional Shares to be issued as dividends pursuant to this Paragraph (b), such Additional Shares shall be valued at their Applicable Liquidation Value as provided in Section 4(c).

                  (c) Holders of shares of Senior Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Senior Preferred Stock. Except as provided in this Section 3, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Senior Preferred Stock that may be in arrears.

                  (d) So long as any shares of the Senior Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Parity Securities, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Senior Preferred Stock and all dividends declared upon any other class or series of Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Senior Preferred Stock and accumulated and unpaid on such Parity Securities.

                  (e) So long as any shares of the Senior Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case (i) the full cumulative dividends on all outstanding shares of the Senior Preferred Stock and any other Parity Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Senior Preferred Stock and all past dividend periods with respect to such Parity Securities and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Senior Preferred Stock and the current dividend period with respect to such Parity Securities.

         (4) LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Senior Preferred Stock shall be entitled to receive an amount equal to the Liquidation Value of such share plus any accrued and unpaid cash dividends to the date of distribution. "LIQUIDATION VALUE" on any date means, with respect to (x) any share of Senior Preferred Stock other than any Additional Shares, the sum of (1) $25.00 and (2) the aggregate of all dividends accreted on such share until the most recent Dividend Payment Date upon which an accretion to Liquidation Value has occurred (or if such date is a Dividend Payment Date upon which an accretion to Liquidation Value has occurred, such date), provided that in the event of an actual liquidation, dissolution or winding up of the Corporation the amount referred to in (2) shall be calculated by including dividends accreting to the actual date of such liquidation, dissolution or winding up, rather than the Dividend Payment Date referred to above and provided further that in no event will dividends accrete beyond the earlier of (i) the Cash Pay Date and (ii) the most recent Dividend Payment Date prior to the Dividend Payment Date on which dividends on the Senior Preferred Stock are payable in Additional Shares and (y) any Additional Share, the Applicable Liquidation Value. All accretions to Liquidation Value will be calculated using compounding on a quarterly basis. Except as provided in the preceding sentences, holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Senior Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Senior Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Senior Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this paragraph (4), (i) a consolidation or merger of the Corporation with one or more corporations, or
(ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Senior Preferred Stock, as provided in this paragraph (4), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Senior Preferred Stock shall not be entitled to share therein.

                  (c) The Applicable Liquidation Value of any Additional Shares shall be the Liquidation Value of Senior Preferred Stock outstanding immediately prior to the first Dividend Payment Date occurring after a request for payment in Additional Shares has been made in accordance with Section 3(b).

                  (d) Shares of Senior Preferred Stock issued in connection with an exchange offer made by the Corporation for outstanding shares of Senior Preferred Stock for the purpose of providing the holders of such outstanding shares of Senior Preferred Stock with shares registered under the Securities Act of 1933, as amended, shall initially have a liquidation preference equal to the Liquidation Value of such outstanding shares of Senior Preferred Stock on the date of such exchange and shall thereafter have a Liquidation Value determined in accordance with Section 4(a).

         (5) REDEMPTION. (a) Redemption Upon Consummation of Initial Public Offering. The Corporation may, at is option, to the extent it shall have funds legally available for such payment, redeem, prior to September 30, 1998, in whole or in part, shares of Senior Preferred Stock, at a redemption price per share equal to 114% of the Liquidation Value, in cash, plus accrued and unpaid cash dividends on such share to the date fixed for redemption, without interest, provided that the Corporation shall not redeem any shares of Senior Preferred Stock pursuant to this Paragraph 5(a) unless (i) prior to such redemption an Initial Public Offering shall have been consummated, (ii) following such redemption, at least two-thirds of the number of shares of Senior Preferred Stock issued and outstanding as of the Closing Date (adjusted to reflect stock splits, stock dividends, recapitalizations or similar events) shall remain issued and outstanding following such redemption and (iii) the aggregate redemption price of the shares of Senior Preferred Stock redeemed pursuant to this Section 5(a) does not exceed the net proceeds received by the issuer in such Initial Public Offering.

                  "INITIAL PUBLIC OFFERING" shall have the meaning ascribed to such term in the Investors' Agreement and shall, in addition, for the purposes of Section 5(a) hereof, include any sale following the Closing Date of any equity securities by any affiliate of the Corporation, the net proceeds of which are contributed or loaned to the Corporation in such a manner that such proceeds may lawfully be used for the redemption of the Senior Preferred Stock.

                  "CLOSING DATE" shall have the meaning ascribed to such term in the Investors' Agreement.

                  "INVESTORS' AGREEMENT" means the Investors' Agreement dated as of October 5, 1995, among the Corporation, DPC Acquisition Corp., Summit Capital Inc., Summit/DPC Partners, L.P., Chase Manhattan Investment Holdings, Inc., DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., and certain other persons named therein, as amended and restated from time to time.

                  (b) Redemption At the Option of the Corporation. On and after September 30, 2000, to the extent the Corporation shall have funds legally available for such payment, the Corporation may, at its option, redeem shares of Senior Preferred Stock, at any time in whole or from time to time in part, at redemption prices per share in case set forth in the table below, together with accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest:

         Year Beginning
          September 30                          Percentage of Liquidation Value
          ------------                          -------------------------------
               2000                                         107.125%
               2001                                         105.700
               2002                                         104.275
               2003                                         102.850
               2004                                         101.425
               2005                                         100.000
               2006                                         100.000
               2007                                         100.000

                  (c) Redemption In the Event of a Change of Control. In the event of a Change of Control, the Corporation shall, to the extent it shall have funds legally available for such payment, offer to redeem all of the shares of Senior Preferred Stock then outstanding, and shall redeem the shares of Senior Preferred Stock of any holder of such shares that shall consent to such redemption, and upon a date no later than 30 days following the Change in Control, at a redemption price per share equal to 101% of the Liquidation Value, in cash, plus accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

                  "CHANGE OF CONTROL" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended), other than any person or group comprised solely of the Initial Investors, has become the beneficial owner, by way of merger, consolidation or otherwise, of 40% or more of the voting power of all classes of voting securities of the Corporation or of DPC Acquisition Corp. and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Corporation or of DPC Acquisition Corp. than that beneficially owned by the Initial Investors; or (b) a sale or transfer of all or substantially all of the assets of the Corporation or of DPC Acquisition Corp. to any person or group (other than any group consisting solely of the Initial Investors or their affiliates) has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation or of DPC Acquisition Corp. (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Corporation or of DPC Acquisition Corp. as the case may be, then in office. The Second Merger (as defined in the Investors' Agreement as in effect on October 5, 1995) shall not constitute a Change of Control.

                  "INITIAL INVESTORS" means the Shareholders (determined as of October 5, 1995) and their Permitted Transferees, each as defined in the Investors' Agreement.

                  (d) Mandatory Redemption. To the extent the Corporation shall have funds legally available for such payment, on September 30, 2007, if any shares of the Senior Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Senior Preferred Stock, at a redemption price equal to the aggregate Liquidation Value, in cash, together with any accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

                  (e) Status of Redeemed Shares. Shares of Senior Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Senior Preferred Stock shall be reissued or sold as Senior Preferred Stock.

                  (f) Failure to Redeem. If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Senior Preferred Stock pursuant to paragraph (5)(c) or 5(d) (each, a "MANDATORY REDEMPTION OBLIGATION"), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Senior Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Senior Preferred Stock) or
(ii) in accordance with paragraph 3(e), declare or make any Junior Securities Distribution, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities.

                  (g) Failure to Pay Dividends. Notwithstanding the foregoing provisions of this paragraph (5), unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Senior Preferred Stock shall have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods terminating on or prior to the applicable redemption date, non of the shares of Senior Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Senior Preferred Stock are redeemed pro rata.

         (6) PROCEDURE FOR REDEMPTION. (a) In the event that fewer than all the outstanding shares of Senior Preferred Stock are to be redeemed pursuant to Sections 5(a) or (b) hereof, the number of shares to be redeemed shall be determined by the Board of Directors and the shares so shall be selected pro rata (with any fractional shares being rounded to the nearest whole share) according to the number of whole shares held by each holder of the Senior Preferred Stock.

                  (b) In the event the Corporation shall redeem shares of Senior Preferred Stock pursuant to Sections 5(a), (b) or (d), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Senior Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder;
(iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

                  (c) In the case of any redemption pursuant to Sections 5(a),
(b) or (d) hereof, notice having been mailed as provided in Section 6 (b) hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Senior Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (d) In the case of a redemption pursuant to Section 5(c) hereof, notice of such redemption shall be given by first class mail, postage prepaid, mailed not more than 15 days following the occurrence of the Change of Control and not less than 30 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the redemption date; (iii) the redemption price; (iv) that such holder may elect to cause the Corporation to redeem all or any of the shares of Senior Preferred Stock held by such holder; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (vi) that dividends on the shares the holder elects to cause the Corporation to redeem will cease to accrue on such redemption date.

                  Upon receipt of such notice, the holder shall, within 20 days of receipt thereof, return such notice to the Corporation indicating the number of shares of Senior Preferred Stock such holder shall elect to cause the Corporation to redeem, if any.

                  (e) In the case of a redemption pursuant to Section 5(c) hereof, notice having been mailed as provided in Section 6(d) hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on such shares of Senior Preferred Stock as the holder elects to cause the Corporation to redeem shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         (7) [Reserved].

         (8) VOTING RIGHTS. (a) The holders of record of shares of Senior Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph (8), as otherwise provided by law or as provided in the Investors' Agreement.

                  (b) If and whenever (i) six consecutive quarterly cash dividends payable on the Senior Preferred Stock have not been paid in full, (ii) if, for any reason (including the reason that funds are not legally available for a redemption), the Corporation shall have failed to discharge any Mandatory Redemption Obligation (including a redemption in the Event of a Change of Control pursuant to Section 5(c) hereof), (iii) the Corporation shall have failed to provide the notice required by Section 6(d) hereof within the time period specified in such section or (iv) the Corporation shall have failed to comply with Sections 3(d), 3(e) or 8(c) hereof, the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of Senior Preferred Stock, together with the holders of shares of every other series of preferred stock of the Corporation upon which like rights to vote for the election of two additional directors have been conferred and are exercisable (resulting from either the failure to pay dividends or the failure to redeem) (any such other series is referred to collectively as the "PREFERRED SHARES"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Senior Preferred Stock and the Preferred Shares called as hereinafter provided. Whenever (i) all arrears in cash dividends on the Senior Preferred Stock and the Preferred Shares then outstanding shall have been paid and cash dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, (ii) the Corporation shall have fulfilled its Mandatory Redemption Obligation, (iii) fulfilled its obligation to provide notice as specified in subsection (b)(iii) hereof, or (iv) the Corporation shall have complied with Sections 3(d), 3(e), or 8(c) hereof, as the case may be, then the right of the holders of the Senior Preferred Stock and the Preferred Shares to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future (i) arrearage in six consecutive quarterly cash dividends,
(ii) failure to fulfill any Mandatory Redemption Obligation, (iii) failure to fulfill the obligation to provide the notice required by Section 6(d) hereof within the time period specified in such section or (iv) failure to comply with Sections 3(d), 3(e), or 8(c) and the terms of office of all persons elected as directors by the holders of the Senior Preferred Stock and the Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Senior Preferred Stock and the Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Senior Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Senior Preferred Stock and of the Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Senior Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Senior Preferred Stock and the Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Senior Preferred Stock and the Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (c) Without the written consent of a majority of the outstanding shares of Senior Preferred Stock or the vote of holders of a majority of the outstanding shares of Senior Preferred Stock at a meeting of the holders of Senior Preferred Stock called for such purpose, the Corporation will not (i) amend, alter or repeal any provision of the Certificate of incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Senior Preferred Stock; provided that any such amendment that changes the dividend payable on or the Liquidation Value of the Senior Preferred Stock shall require the affirmative vote of holders of each share of Senior Preferred Stock at a meeting of holders of Senior Preferred Stock called for such purpose or written consent of the holder of each share of Senior Preferred Stock; (ii) create, authorize or issue any class of stock ranking prior to, or on a parity with, the Senior Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such prior or parity shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares, except that the Corporation may, without such approval, create, authorize and issue Parity Securities for the purpose of (A) exchanging such Parity Securities for shares of Senior Preferred Stock or (B) utilizing the proceeds from the issuance of such Parity Securities for the redemption or repurchase of any or all shares of Senior Preferred Stock in accordance with the terms hereof or of the Investors' Agreement; or (iii) merge or consolidate, or sell, exchange or convey all or substantially all of the assets, property or business of the Corporation unless, in the case of a merger or consolidation, the surviving corporation has a Consolidated Net Worth (immediately following any such transaction but prior to any purchase price accounting adjustments resulting from the transaction) at least equal to that of the Corporation immediately prior to such transaction; notwithstanding the foregoing, the Second Merger (as defined in the Investors' Agreement as in effect on October 5, 1995) shall not be prohibited by this clause (iii).

                  "CONSOLIDATED NET WORTH" means at any date and with respect to any Person, the consolidated stockholders' equity of such Person and its consolidated subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to October 5, 1995 in the book value of any asset owned by such Person or a consolidated subsidiary, (ii) all investments in unconsolidated subsidiaries and all equity investments in Persons which are not subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax lose carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

                  (d) In exercising the voting rights set forth in this paragraph (8), each share of Senior Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Senior Preferred Stock as a single class on any matter, then the Senior Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of Liquidation Value or other liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Senior Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

         (9) REPORTS. So long as any of the Senior Preferred Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to section 13 or Section 15(d) of the Securities Exchange Act of 1934 or, in the event the Corporation is not required to file such reports, reports containing the same information as would be required in such reports.

         (10) GENERAL PROVISIONS. (a) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

                  (b) The term "OUTSTANDING," when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

                  (c) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

                  (d) Each holder of Senior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designations to be signed and attested by the undersigned as of the 11th day of November, 1998.


                                      DOANE PET CARE COMPANY

                                      By:  /s/ Thomas R. Heidenthal
                                              -----------------------------
                                               Name:   Thomas R. Heidenthal
                                               Title:  Senior Vice President and
                                                       Chief Financial Officer





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